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                                         Filed Pursuant to Rule 424(B)(5)
                                         Registration No. 333-3307

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 30, 1996)

                                 547,946 SHARES

                           RFS HOTEL INVESTORS, INC.

                                  COMMON STOCK

                                ---------------

         RFS Hotel Investors, Inc. (the "Company") is a self-advised equity real estate investment trust ("REIT") that presently owns, through an approximately 90.5% general partnership interest in RFS Partnership, L.P. (the "Partnership"), 61 hotels (the "Hotels") with an aggregate of 8,811 rooms in 24 states. The Company's hotels operate as Hampton Inn(R) hotels, Residence Inn(R) hotels, Holiday Inn Express(R) hotels, Holiday Inn(R) hotels, Comfort Inn(R) hotels, Sheraton Four Points(R) hotels, a Sheraton(R) hotel, a Hawthorn Suites hotel and a Courtyard by Marriott(R) hotel. The Partnership leases 60 of the Hotels to lessees (collectively, the "Lessees") pursuant to leases providing for the payment of rent based in part on the revenues from the hotels. One Hotel is owned by a non-qualified REIT subsidiary of the Company and is operated by a third party pursuant to a management agreement. Certain of the Lessees are subsidiaries of Promus Hotel Corporation ("Promus").

         All of the Common Stock offered hereby is being offered by the Company which intends to utilize the proceeds to repay outstanding indebtedness under its existing line of credit (the "Credit Line") and for working capital and general corporate purposes. The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "RFS". The last reported sale price of the Common Stock on the NYSE on March 25, 1998 was $18.25 per share. To ensure compliance with certain requirements related to qualification of the Company as a REIT, the Company's Charter limits the number of shares of Common Stock that may be owned by any single person or affiliated group to 9.9% of the outstanding Common Stock and restricts the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT.

         SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 4 OF THE ENCLOSED PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC-
       URITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         J.C. Bradford & Co. (the "Underwriter") has agreed to purchase the shares of Common Stock from the Company at a price of $17.3375 per share, resulting in aggregate proceeds to the Company of $9,500,014 before payment of expenses by the Company estimated at $50,000, subject to the terms and conditions of an Underwriting Agreement. The Underwriter intends to sell the shares of Common Stock to the sponsor of a newly-formed unit investment trust (the "Trust") at an aggregate purchase price of $9,650,014, resulting in an aggregate underwriting discount of $150,000. See "Underwriting." Such sponsor intends to deposit the shares of Common Stock into the Trust in exchange for units in the Trust. The units of the Trust will be sold to investors at a price based upon the net asset value of the securities in the Trust. For purposes of this calculation, the value of the Common Stock as of the evaluation time for units of the Trust on March 25, 1998 was $18.25 per share of Common Stock.

         The shares of Common Stock are offered by the Underwriter subject to delivery by the Company and acceptance by the Underwriter, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriter is expected to be made through the facilities of The Depository Trust Company on or about March 30, 1998.

                                ---------------

                              J.C. BRADFORD & CO.
March 25, 1998


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                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The Common Stock is listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-22164) are incorporated herein by reference and made a part hereof: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the proxy statement for the annual meeting of shareholders of the Company to be held on April 30, 1998; and (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on August 1, 1996. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing such documents.

         The Company will provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to RFS Hotel Investors, Inc., 850 Ridge Lake Boulevard, Suite 220, Memphis, Tennessee 38120,
Attention: Corporate Secretary, telephone number (901) 767-7005.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in the accompanying Prospectus) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

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                                  THE COMPANY

         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. As used herein, the term "Company" includes the Partnership and its subsidiary partnerships. Certain matters discussed in this Prospectus Supplement and the accompanying Prospectus, including documents incorporated by reference, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Further events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors" in the accompanying Prospectus and in "Management's Discussion and Analysis of Results of Operations and Financial Condition," included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

         The Company is a self-administered real estate investment trust ("REIT") which invests in hotel properties in the U.S. The Company is the sole general partner of the Partnership and owns an approximately 90.5% interest in the Partnership. Substantially all of the Company's business activities are conducted through the Partnership. At March 1, 1998, the Partnership owned 61 operating hotel properties (the "Hotels") with an aggregate of 8,811 rooms located in 24 states and had under development four additional hotels.

         In order to qualify as a REIT for federal income tax purposes, neither the Company nor the Partnership can operate hotels. As a result, the Partnership leases 60 of the Hotels to the Lessees pursuant to leases ("Percentage Leases") which provide for annual rent equal to the greater of (i) fixed base rent or (ii) percentage rent ("Percentage Rent") based on a percentage of gross room revenue (and food and beverage revenue, if any) at the Hotels. The Lessees operate 56 of the Hotels, four Hotels are operated by third parties pursuant to management agreements with the Lessees and one Hotel is operated by a third party pursuant to a management agreement with the Company.

         The Company is a Tennessee corporation. The Company has elected to be taxed as a REIT for federal income tax purposes. Its executive offices are located at 850 Ridge Lake Boulevard, Suite 220, Memphis, Tennessee 38120 and its telephone number is (901) 767-7005.

                                  RISK FACTORS

         An investment in the Company involves various risks. Prospective investors should consider the factors described beginning on page 4 of the Prospectus. In addition, the following factors should also be considered.

REAL ESTATE RISKS

NATURAL DISASTER

         Certain of the Hotels located in California are in the general vicinity of active earthquake faults, including the four full service hotels acquired in January 1997. The Company did not obtain seismic risk analyses on these Hotels, but instead relied on information furnished by its' insurance carrier as to the predicted earthquake risk for each hotel. Only one California hotel is a high rise hotel which was designed with seismic protection with the remaining hotels being two or three story detached buildings. The Company has in place earthquake insurance both for the physical damage and lost revenues, with respect to all Hotels. Property insurance has been obtained which provides coverage for fire damage. The property insurance also provides earthquake coverage of $5,000,000 per Hotel less a 5% deductible for California properties and 2% deductible for all other locations. In addition, the Company has access to $95 million of excess earthquake coverage. The Company has purchased a no deductible general liability policy with coverage of $1 million with an umbrella policy of $300 million.

         In the event that an uninsured disaster or a loss in excess of insured limits were to occur, the Company could lose its capital investment in the affected Hotel, as well as anticipated future revenues from such Hotel, and would continue to be obligated to repay any mortgage indebtedness or other obligations related to the Hotel. Any such loss

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could materially and adversely affect the business of the Company and its financial condition and results of operations and its ability to make distributions to its shareholders.

RISKS RELATING TO YEAR 2000 ISSUE

         Many existing computer programs were designed to use only two digits to identify a year in the date field without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. The Company is addressing the "Year 2000" issue with respect to its operations. Failure of the Company or its lessees or hotel operators to property or timely resolve the "Year 2000" issue could have a material adverse effect on the Company's business.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Common Stock offered hereby are approximately $9.5 million. The Company will contribute the net proceeds of the offering to the Partnership and after such contribution will own an approximate 90.6% interest in the Partnership. The Partnership intends to use the net proceeds to repay outstanding indebtedness under the Credit Line and for working capital and general corporate purposes. Indebtedness under the Credit Line bears interest at LIBOR plus 1.45% (approximately 7.1 % per annum on March 19, 1998) and was incurred by the Company primarily to fund hotel acquisitions and development.

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                       FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. Hunton & Williams has acted as counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of the Common Stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations (except as discussed below), financial institutions or broker-dealers, and, except as discussed below, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

         The statements in this discussion and the opinion of Hunton & Williams are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus Supplement with respect to the transactions entered into or contemplated prior to the effective date of such changes.

         EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

         The Company elected to be taxed as a REIT under sections 856 through 860 of the Code commencing with its short taxable year ended December 31, 1993. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to continue to qualify as a REIT.

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

         Hunton & Williams has acted as counsel to the Company in connection with the IPO, the Company's prior secondary stock offerings, the Offering, and the Company's election to be taxed as a REIT. In the opinion of Hunton & Williams, the Company qualified to be taxed as a REIT for its taxable years ended December 31, 1993 through December 31, 1997, and the Company's organization and current method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1998 and in the future. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, the Percentage Leases, and the future conduct of the Company's business. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution, stock ownership, and other various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax ConsiderationsAFailure to Qualify."

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         As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" of income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect the company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition. See "Proposed Tax Legislation."

REQUIREMENTS FOR QUALIFICATION

         The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has issued sufficient Common Stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Charter provides for restrictions regarding transfer of its capital stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

         For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively

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for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in the pension trust for purposes of the 5/50 Rule.

         The Company currently has one corporate subsidiary, RFS Financing Corporation, and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of the Company are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction, and credit of the Company. RFS Financing Corporation is a "qualified REIT subsidiary." Consequently, RFS Financing Corporation is not subject to federal corporate income taxation, although it may be subject to state and local taxation.

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share (based on the REIT's interest in partnership capital) of the assets of the partnership and is deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership and the Subsidiary Partnership are treated as assets and gross income of the Company for purposes of applying the requirements described herein.

   Income Tests

         In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to the Company is discussed below.

         Rent received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person; provided, however, that an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, the Company may furnish or render a de minimis amount of "noncustomary services" to the tenants of a Hotel other than through an independent contractor as long as the amount that the Company receives that is attributable to such services does not exceed 1% of its total receipts from the Hotel. For that purpose, the amount attributable to the Company's noncustomary services will be at least equal to 150% of the Company's cost of providing the services.

         Pursuant to the Percentage Leases, the Lessees lease from the Operating Partnership or RFS Financing Partnership, L.P. (the "Subsidiary Partnership") the land, buildings, improvements, furnishings, and equipment comprising the Hotels, for terms of 15 years. The Percentage Leases provide that the Lessees are obligated to pay to the Operating Partnership or the Subsidiary Partnership (i) the greater of Base Rent or Percentage Rent (collectively, the "Rent") and (ii) "Additional Charges" or other expenses, as defined in the Percentage Leases. Percentage Rent is calculated by multiplying fixed percentages by room revenues (and food and beverage revenues, if applicable) for each of the Hotels. Both Base Rent and the thresholds in the Percentage Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly and Percentage Rent is payable quarterly.

         In order for Base Rent, Percentage Rent, and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

         In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts: (i) the Operating Partnership or Subsidiary Partnership, as applicable, and the Lessees intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessees have the right to the exclusive possession, use, and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of maintaining underground utilities and structural elements, and dictate how the Hotels are operated, maintained, and improved, (iv) the Lessees bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real estate taxes and property and casualty insurance premiums), (v) the Lessees benefit from any savings in the costs of operating the Hotels during the term of the Percentage Leases,
(vi) the Lessees have indemnified the Operating Partnership or Subsidiary Partnership against all liabilities imposed on the Operating Partnership or Subsidiary Partnership during the term of the Percentage Leases by reason of
(A) injury to persons or damage to property occurring at the Hotels, (B) the Lessees' use, management, maintenance or repair of the Hotels, (C) any environmental liability caused by acts or grossly negligent failures to act of the Lessees, (D) taxes and assessments in respect of the Hotels that are the obligations of the Lessees, or (E) any breach of the Percentage Leases or of any sublease of a Hotel by the Lessees, (vii) the Lessees are obligated to pay substantial fixed rent for the period of use of the Hotels, (viii) the Lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the Hotels, (ix) the Operating Partnership or Subsidiary Partnership, as applicable, cannot use the Hotels concurrently to provide significant services to entities unrelated to the Lessees, and (x) the total contract price under the Percentage Leases does not substantially exceed the rental value of the Hotels for the term of the Percentage Leases.

         Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Percentage Leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Operating Partnership and Subsidiary Partnership receive from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

         In order for the Rent to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into,
(ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

         Another requirement for qualification of the Rent as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of any Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company does not own any stock of the Lessees. In addition, the Charter prohibits transfers of Common Stock or Preferred Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Operating Partnership's or the Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of any Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of a Lessee at some future date.

         A third requirement for qualification of the Rent as "rents from real property" is that the Rent attributable to the personal property leased in connection with the Percentage Lease with respect to a Hotel must not be greater than 15% of the total Rent received under the Percentage Lease. The Rent attributable to the personal property contained in a Hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real and personal property contained in the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel (or interest therein) that the Operating Partnership has acquired or will acquire in exchange for Units, the initial adjusted basis of both the real and personal property contained in such Hotel generally was or will be the same as the adjusted bases of such property in the hands of the previous owner. With respect to each Hotel (or interest therein) that the Operating Partnership has acquired or will acquire for cash, the initial adjusted basis of the real and personal property contained in such Hotel generally equaled or will equal the purchase price paid for the Hotel by the Operating Partnership. Such basis generally will be allocated among real and personal property based on relative fair market values. The Percentage Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. With respect to each Hotel, the Company believes either that the Adjusted Basis Ratio for the Hotel is less than 15% or that any income attributable to excess personal property will not jeopardize the Company's ability to qualify as a REIT. There can be no assurance, however, that the Service would not challenge the Company's calculation of an Adjusted Basis Ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

         A fourth requirement for qualification of the Rent as "rents from real property" is that, other than within the 1% de minimis exception described above, the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement, because neither the Operating Partnership nor the Subsidiary Partnership performs any services other than customary ones for the Lessees. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property.

         If a portion of the Rent from a Hotel does not qualify as "rents from real property" because the Rent attributable to personal property exceeds 15% of the total Rent for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such Rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rent from a particular hotel property does not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on the income or profits of the related Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rent from that hotel property would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

         In addition to the Rent, the Lessees are required to pay to the Operating Partnership and the Subsidiary Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Operating Partnership or Subsidiary Partnership is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." However, to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rent or Additional Charges, such Additional Charges will not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

         The net income derived from any prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be owned by the Lessees under the terms of the Percentage Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership, or the Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership, or the Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

         The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if a Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

         It is possible that, from time to time, the Company, the Operating Partnership, or the Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company, the Operating Partnership, or the Subsidiary Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce interest rate risk with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that the Company, Operating Partnership, or the Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

         If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax ConsiderationsATaxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

   Asset Tests

         The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property, to the extent the principal balance of the mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Operating Partnership, the Subsidiary Partnership, RFS Financing Corporation, and any other qualified REIT subsidiary). See "Proposed Tax Legislation."

         For purposes of the asset tests, the Company is deemed to own its proportionate share of the assets of the Operating Partnership and the Subsidiary Partnership, rather than its partnership interests in the Operating Partnership and the Subsidiary Partnership. The Company believes that, as of the date of the Offering, (i) at least 75% of the value of its total assets is represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it does not own any securities that do not satisfy the 75% asset test. In addition, the Company does not intend to acquire or dispose, or cause the Operating Partnership or the Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

         If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

   Distribution Requirements

         The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute dividends (other than capital gain dividends or retained capital gains) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. Any such retained amounts would be treated as having been distributed by the Company for purposes of the 4% excise tax. The Company has made, and has represented that it will continue to make, timely distributions sufficient to satisfy all annual distribution requirements.

         It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. In addition, the Company may incur expenditures (such as repayment of loan principal) that do not give rise to a deduction. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

   Recordkeeping Requirements

         Pursuant to applicable Treasury Regulations the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding capital stock. The Company has complied and intends to continue to comply with such requirements.

   Partnership Anti-Abuse Rule

         The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

         The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, the Redemption Rights do not conform in all respects to the redemption rights contained in the foregoing example. In addition, because the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership or Subsidiary Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

         Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. In that case, the Company's stockholders would include in income their proportionate share of the Company's undistributed long-term capital gain. In addition, the stockholders would be deemed to have paid their proportionate share of the tax paid by the Company, which would be credited or refunded to the stockholders. Each stockholder's basis in his Common Stock would be increased by the amount of the undistributed long-term capital gain, included in the stockholder's income, less the stockholder's share of the tax paid by the Company.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

         Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

   TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

         In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

   CAPITAL GAINS AND LOSSES

         A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to noncorporate taxpayers is 28% for sales and exchange of assets held for more than one year but not more than 18 months, and 20% for sales and exchanges of assets held for more than 18 months. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated s ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its noncorporate shareholders at a 20%, 25, or 28% rate. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

   INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

         The Company reports to its U.S. stockholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. The Service has issued final regulations regarding the backup withholding rules as applied to non-U.S. stockholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1998. See "Federal Income Tax Considerations--Taxation of Non-U.S. Stockholders."

   TAXATION OF TAX-EXEMPT STOCKHOLDERS

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI, provided that the Common Stock is not otherwise used in an unrelated trade or business of the Exempt Organization. However, if an Exempt Organization finances its acquisition of Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if
(i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding stock of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's capital stock or
(B) a group of pension trusts individually holding more than 10% of the value of the Company's capital stock collectively owns more than 50% of the value of the Company's capital stock.

TAXATION OF NON-U.S. STOCKHOLDERS

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt has been made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

         Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service has issued final regulations that modify the manner in which the

Company complies with the withholding requirements. Those regulations are effective for distributions made after December 31, 1998.

         Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares of Common Stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of his shares of Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Stockholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that a distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

         The Company is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Stockholder upon a sale of his shares of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, because the shares of Common Stock are traded publicly, no complete assurance can be given that the Company is or will continue to be a "domestically controlled REIT." In addition, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the Company's outstanding Common Stock at all times during a specified testing period will not be subject to tax under FIRPTA if the Common Stock is "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

PROPOSED TAX LEGISLATION

         On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal potentially could affect the Company if enacted in final form. First, the Proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary). Currently, a REIT may own no more than 10% of the voting stock of a C corporation, but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interests in a C corporation may not exceed 5% of the value of a REIT's total assets). That provision is proposed to be effective with respect to stock in a C corporation acquired by a REIT on or after the date of "first committee action" with respect to the provision. If enacted as presently proposed, that provision would severely limit the use by the Company of taxable subsidiaries to conduct businesses the income from which would be nonqualifying income if received directly by the Company.

         Second, the Proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than $5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 1999 and mergers of C corporations into REITs that occur after December 31, 1998. This provision would require immediate recognition of the "built-in gain" of an acquired C corporation that is determined to be "large" if, at any time after December 31, 1998, the C corporation merges into the Company.

OTHER TAX CONSEQUENCES

         The Company, RFS Financing Corporation, the Operating Partnership, the Subsidiary Partnership, or the Company's stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIP

         The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Operating Partnership and the Subsidiary Partnership (each is referred to herein as a "Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

   Classification as a Partnership

         The Company is entitled to include in its income its distributive share of each Partnership's income and to deduct its distributive share of each Partnership's losses only if each Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership. Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing on or before May 8, 1996 that the classification of the entity was under examination. The Partnerships reasonably claimed partnership classification under the Treasury regulations in effect prior to January 1, 1997, and the Partnerships intend to continue to be treated as partnerships for federal income tax purposes. In addition, the Company has represented that no Partnership will elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations. The Partnerships will be treated as partnerships under the Check-the-Box Regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not be taxed as a corporation, however, if 90% or more of its gross income consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test (the "90% Passive-Type Income Exception"). The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the Private Placement Exclusion. If either Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

         The Company has not requested, and does not intend to request, a ruling from the Service that the Partnerships will be classified as partnerships for federal income tax purposes. Instead, at the closing of the Offering, Hunton & Williams will deliver its opinion that, based on the provisions of the partnership agreements of the Partnerships, certain factual assumptions, and certain representations described in the opinion, each Partnership will be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the Service, and no assurance can be given that the Service will not challenge the status of the Partnerships as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Partnerships would be treated as corporations for federal income tax purposes, as described below. The opinion of Hunton & Williams is based on existing law, which to a great extent consists of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

         If for any reason one of the Partnerships were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax Considerations-Requirements for Qualification-Income Tests" and "ARequirements for Qualification-Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax ConsiderationsARequirements for QualificationADistribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

   Income Taxation of Each Partnership and its Partners

         Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, each partner is required to take into account its allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether the partner has received or will receive any distribution from the Partnership.

         Tax Allocations With Respect to Contributed Properties. Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Department of the Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods.

         Under the partnership agreements of the Partnerships, depreciation or amortization deductions of the Partnerships generally are allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that Code section 704(c) requires otherwise with respect to the Hotels contributed to the Partnership in exchange for Units (the "Contributed Hotels"). In addition, gain on the sale of a Contributed Hotel will be specially allocated to the limited partners who contributed the Hotel to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. The application of section 704(c) to the Partnerships, however, is not entirely clear and may be affected by Treasury Regulations promulgated in the future.

         Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) increased by (A) its allocable share of the Operating Partnership's income and (B) its allocable share of indebtedness of the Operating Partnership, and (iii) reduced, but not below zero, by (A) its allocable share of the Operating Partnership's loss and (B) the amount of cash distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

         If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the Company), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

         Depreciation Deductions Available to the Operating Partnership. To the extent that the Operating Partnership acquired or will acquire, as the case may be, the Hotels in exchange for cash, the Operating Partnership's initial basis in such Hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable hotel property for federal income tax purposes under the modified accelerated cost recovery system of depreciation ("MACRS"). Under MACRS, the Operating Partnership generally depreciates furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the Operating Partnership generally depreciates buildings and improvements over a 39-year recovery period using a straight line method and a mid-month convention. The Operating Partnership's initial basis in Hotels acquired in exchange for Units for federal income tax purposes should be the same as the transferor's basis in such Hotels on the date of acquisition by the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership (except to the extent that Code section 704(c) requires otherwise with respect to the Contributed Hotels).

SALE OF THE COMPANY'S OR A PARTNERSHIP'S PROPERTY

         Generally, any gain realized by the Company or a Partnership on the sale of property held by it for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of the Hotels contributed by the limited partners of the Operating Partnership (the "Contributed Hotels") will be allocated first to the partners who contributed those hotels under section 704(c) of the Code to the extent of such partners' "built-in gain" on those Hotels at the time of the disposition for federal income tax purposes. The contributing partners' "built-in gain" on the Contributed Hotels sold will equal the excess of the contributing partners' proportionate share of the book value of those Hotels as reflected in the Partnership's capital accounts over the contributing partners' adjusted tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the Contributed Hotels will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

         The Company's share of any gain realized by a Partnership on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests." Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to acquire or hold or allow the Partnerships to acquire or hold any property that constitutes inventory or other property held primarily for sale to customers in the ordinary course of the Company's or a Partnership's trade or business.

                                  UNDERWRITING

         Pursuant to the terms and subject to the conditions of the Underwriting Agreement (the "Underwriting Agreement") between the Company and J.C. Bradford & Co. (the "Underwriter") the Underwriter has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 547,946 shares of Common Stock.

         The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P., which intends to deposit such shares, together with shares of common stock of other entities also acquired from the Underwriter, into a newly-formed unit investment trust (the "Trust") registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is not an affiliate of Nike Securities L.P. or the Trust. The Underwriter intends to sell the shares of Common Stock to Nike Securities L.P. at an aggregate purchase price of $9,650,014. It is anticipated that the Underwriter will also participate as sole underwriter in the distribution of units of the Trust and will receive compensation therefor.

         Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

         Until the distribution of the shares of Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriter to bid for and purchase shares of Common Stock. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. It is not currently anticipated that the Underwriter will engage in any such transactions in connection with this offering.

         If the Underwriter creates a short position in the Common Stock in connection with this offering, i.e., if it sells more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing shares in the open market.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         In the ordinary course of business, the Underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions with the Company.

                                    EXPERTS

         The consolidated financial statements and financial statement schedule of RFS Hotel Investors, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K. The above said financial statements have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of RFS, Inc. as December 31, 1997 and 1996 and for the years then ended have been incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K, in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby, as well as certain legal matters relating to the company, will be passed upon for the Company by Hunton & Williams, Richmond, Virginia. The description of federal income tax consequences contained in the section of the Prospectus Supplement entitled "Federal Income Tax Considerations" is based on the opinion of Hunton & Williams. Certain legal matters related to the offering will be passed upon for the Underwriter by Chapman and Cutler, Chicago, Illinois. Chapman and Cutler will rely upon the opinion of Hunton & Williams as to certain matters of Tennessee law.

PROSPECTUS
                           RFS HOTEL INVESTORS, INC.
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES


                               -----------------

        RFS Hotel Investors, Inc. (the "Company") may issue from time to time
(i) shares of Common Stock, $.01 par value ("Common Stock"), (ii) shares of Preferred Stock, $.01 par value ("Preferred Stock") and (iii) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series and represented by depositary receipts ("Depositary Shares") having an aggregate initial public offering price not to exceed $250,000,000. The Common Stock, Preferred Stock and the Depositary Shares offered hereby (collectively, the "Offered Securities") may be offered in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

        The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, the number of shares and initial public offering price; (ii) in the case of Preferred Stock, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price and whether interests in the Preferred Stock will be represented by Depositary Shares. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

        The applicable Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered thereby.

        The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

        See "Risk Factors" commencing on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the Offered Securities.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                 THE DATE OF THIS PROSPECTUS IS JULY 30, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement. In addition, the Company's Common Stock is quoted on the Nasdaq Stock Market, and reports and other information concerning the Company may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act, Commission File Number 34-0-22164 are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on July 30, 1993, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description, (iv) the Company's Form 8-K filed with the Commission on March 14, 1996, (v) the proxy statement filed with the Commission on March 18, 1996 for the Company's annual meeting of shareholders for 1996, (vi) the proxy statement filed with the Commission on May 17, 1996 for the Company's special meeting of shareholders held on June 21, 1996 and (vii) the Company's Form 8-K filed with the Commission on July 8, 1996. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of all of the Offered Securities shall be deemed to be incorporated by reference herein.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any accompanying Prospectus Supplement relating to a specific offering of Offered Securities or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement.

         The Company will provide on request and without charge to each person to whom this Prospectus is delivered a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to RFS Hotel Investors, Inc. 889 Ridge Lake Boulevard, Suite 100, Memphis, Tennessee 38120, Attention: Secretary, (901) 767-5154.

                                  THE COMPANY

         The Company is a self-administered real estate investment trust ("REIT") formed as a Tennessee corporation in 1993 to make investments in hotel properties. The Company completed its initial public offering in August 1993. The Company is the sole general partner of RFS Partnership, L.P. (the "Partnership") and owns an approximately 98.7% interest in the Partnership. Substantially all of the Company's business activities are conducted through the Partnership. At June 30, 1996, the Partnership owned 49 hotel properties with an aggregate of 6,905 rooms located in 22 states and had entered into contracts to acquire or is developing eight additional hotel properties with an aggregate of 790 rooms. In order to qualify as a REIT for federal income tax purposes, neither the Company nor the Partnership can operate hotels. As a result, the Partnership leases all of its hotel properties to RFS, Inc. or another wholly-owned subsidiary of Doubletree Corporation (collectively the "Lessees") pursuant to leases ("Percentage Leases") which provide for rent equal to the greater of (i) fixed base rent or (ii) percentage rent based on a percentage of gross room revenue, and food and beverage revenue, if any at the hotels. The Lessees operate 45 of the 49 hotels leased from the Partnership at June 30, 1996 and the remaining hotels are operated by third parties pursuant to management agreements with RFS, Inc. Prior to February 27, 1996, substantially all of the equity interests of RFS, Inc. were owned by Robert M. Solmson and H. Lance Forsdick. Messrs. Solmson and Forsdick are directors, and Mr. Solmson is Chairman of the Board and Chief Executive Officer, of the Company. Effective February 27, 1996, a wholly-owned subsidiary of Doubletree Corporation was merged into RFS, Inc., with RFS, Inc. surviving the Merger as a wholly-owned subsidiary of Doubletree Corporation.

         The Company is a Tennessee corporation. Its executive offices are located at 889 Ridge Lake Boulevard, Suite 100, Memphis, Tennessee and its telephone number is (901) 767-5154.


                                USE OF PROCEEDS

         Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to contribute the net proceeds of any sale of Offered Securities by the Company to the Partnership in exchange for additional units of partnership interest. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Offered Securities will be used by the Company and the Partnership for general purposes, which may include repayment of indebtedness, acquisition and development of additional hotel properties and to fund improvements to hotel properties.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown.

                                                                                                          Three Months
                                       For the Period                  Year Ended December 31,          Ended March 31,
                                       August 13, 1993                ------------------------         ------------------
                                       to December 31, 1993           1994                1995         1995          1996
                                       --------------------           ----                ----         ----          ----
Ratio of Earnings to                         207:1                    102:1               35:1         79:1          10:1
Fixed Charges

     For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before minority interest. Fixed charges consist of interest cost, whether expensed or capitalized, and amortization of loan costs.

         Prior to the completion of the Company's initial public offering ("IPO") on August 13, 1993 and intent to qualify as a REIT, the Company's predecessor entities operated in a manner so as to minimize net taxable income and were capitalized primarily with debt. As a result, the Company's predecessor entities had net aggregate losses for the fiscal years ended December 31, 1990 and 1991 and the period January 1, 1993 to August 12, 1993. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $1.8 million, $1.3 million and $.4 million for the fiscal years ended December 31, 1991 and 1992, and the period January 1, 1993 to August 12, 1993, respectively. The completion of the Company's IPO on August 13, 1993, permitted the Company to reduce indebtedness, resulting in an improved ratio of earnings to fixed charges beginning in the period from August 13, 1993 (closing of the IPO) to December 31, 1993.

                                 RISK FACTORS

         Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing the Offered Securities as they may be issued from time to time in the future. Prospectus Supplements relating to the Offered Securities may contain forward-looking statements. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's results of operations and could cause the Company's results of operations and could cause the Company's results of operations to differ materially from those expressed in any forward looking statements made in a Prospectus Supplement.

DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

         The Company's ability to make distributions to its shareholders depends solely upon the ability of the Lessees to make rent payments under the Percentage Leases. Any failure or delay by the Lessees in making rent payments would adversely affect the Company's ability to make anticipated distributions to its shareholders. Such failure or delay by the Lessees may be caused by reductions in revenue from the Hotels or in the net operating income of the Lessees or otherwise. Although failure on the part of the Lessees to materially comply with the terms of a Percentage Lease (including failure to pay rent when due) would give the Company the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, the Company would then be required to find another lessee to lease such property. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

RIGHT OF FIRST REFUSAL

         The Company has entered into an agreement with RFS, Inc. which gives RFS, Inc. a right of first refusal, subject to certain exceptions, to lease hotels acquired by the Company or the Partnership in the future, even though RFS, Inc. may not be operating hotels leased from the Company in a manner which is satisfactory to the Company.

HOTEL INDUSTRY RISKS

         Operating Risks

         The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, competition from other hotels; over-building in the hotel industry which in the past has adversely affected occupancy and room rates; increases in operating costs due to inflation and other factors which may not be offset by increased room rates; significant dependence on business and commercial travelers and tourism; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could adversely affect the Lessees' ability to make lease payments and therefore the Company's ability to make distributions to shareholders. Additionally, decreases in revenues of the Hotels will result in decreased percentage rent to the Partnership under the Percentage Leases.

         Competition

         The Hotels compete with other hotel properties in their geographic markets. As industry conditions improve, new competing hotels may be opened in the Company's existing markets and in markets in which the Company may acquire hotels in the future.

         As a result of improving conditions in the hotel industry, management believes hotel acquisition activity has increased. Therefore, the Company may experience increased competition for investment opportunities, including competition from other hotel REITS and other entities. Competition generally may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

         Investment in Single Industry

         The Company's current strategy is to acquire interests in hotel properties. The Company does not seek to invest in assets selected to reduce the risks associated with an investment in real estate in the hotel industry, and is subject to risks inherent in investments in a single industry.

         Seasonality

         The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's lease revenues.

REAL ESTATE INVESTMENT RISKS

         General Risks

         The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessees to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the Hotels may be adversely affected by adverse changes in national economic conditions, adverse changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

          Value and Liquidity of Real Estate

          Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of the Company's investment.

          Uninsured and Underinsured Losses

          Each Percentage Lease specifies comprehensive insurance to be maintained on each of the Company's hotels, including liability, fire and extended coverage of the type and amount which management believes is customarily obtained for or by an owner on real property assets. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods that may be uninsurable or not economically insurable. The Company's Board of Directors will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to requiring appropriate insurance on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

          Environmental Matters

          Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Thus, if such liability were to arise in connection with the ownership of its hotels, the Company or the Partnership may be potentially liable for any such costs.

          Phase I environmental site assessments ("ESAs") have been obtained on all of the Hotels from a qualified independent environmental engineering firm. The purpose of Phase I ESAs audits is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such liability or concerns. The Phase I ESAs, however, did not include invasive procedures, such as soil sampling or groundwater analysis.

          Americans with Disabilities Act

          Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that its hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's ability to make expected distributions to its shareholders could be adversely affected.

          Property Taxes

          Each Hotel and real estate generally is subject to real property taxes. The real property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities.

RELIANCE ON BOARD OF DIRECTORS; NO CONTROL OVER OPERATIONS OF THE HOTELS

          Shareholders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Directors is responsible for managing the Company. In addition, the Company has no control over the Lessees' day-to-day management of the operation of the Hotels.

RISKS OF LEVERAGE; NO LIMITS ON INDEBTEDNESS

          At a special meeting of shareholders on June 21, 1996, the Company's shareholders approved an amendment to eliminate the Company's charter debt limitation. The Company has a $75 million Credit Line to provide, as necessary, working capital, funds for investments in additional hotel properties and cash to make distributions. The interest rate on the Credit Line is the 90-day LIBOR rate plus 1.75%. The Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by properties owned by the Company or the Partnership.

          There can be no assurances that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including one or more of the Hotels, to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

FRANCHISE RISKS

          All but one of the Hotels, the Executive Inn in Tupelo, Mississippi, is subject to franchise agreements with national franchisors. The franchisors have required the Partnership to undertake and complete certain capital improvements as a condition to the extension of the franchise agreements.
Prior to
completion of the improvements, the franchisors will permit the operation of the Hotels under conditional licenses. Failure to complete the improvements in a manner satisfactory to the franchisors could result in the cancellation of the franchise agreements. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise agreements. The continuation of the franchises is subject to specified operating standards and other terms and conditions. The failure of a Hotel, the Partnership or the Lessees to maintain such standards or adhere to such other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessees may seek to obtain a suitable replacement franchise, or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

EFFECT OF MARKET INTEREST RATES ON PRICE OF OFFERED SECURITIES

          One of the factors that may influence the price of the Offered Securities in public trading markets is the annual yield from distributions by the Company on the price paid for the Offered Securities as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Offered Securities.

CHANGES IN POLICIES

          The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, have been determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of its shareholders.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

          Ownership Limitation

          The Ownership Limitation, which provides that no shareholder may own, directly or indirectly, more than 9.9% of any class of the outstanding stock of the Company, may have the effect of precluding acquisition of control of the Company by a third party without the approval of the Board of Directors.

          Staggered Board

          The Board of Directors of the Company has three classes of directors with terms of the classes expiring in 1997, 1998 and 1999. Directors for each class will be elected for a three-year term upon the expiration of that class' term. The staggered terms of directors may affect the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

          Tennessee Anti-Takeover Statues

          As a Tennessee corporation, the Company is subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested shareholders and share repurchases from certain shareholders.

TAX RISKS

          Failure to Qualify as a REIT

          The Company operates and intends to continue to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it previously has received an opinion of its counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to the shareholders of the Company.

          If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution to the shareholders would be reduced for each of the years involved. Although the Company currently operates and intends to continue to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors, with the consent of two-thirds of the shareholders, to revoke the REIT election.

          REIT Minimum Distribution Requirements

          In order to qualify as a REIT, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed taxable income from prior years.

          The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income will consist primarily of its share of the income of the Partnership, and the Company's Cash Available for Distribution will consist primarily of its share of cash distributions from the Partnership. Differences in timing between the recognition of taxable income and the receipt of Cash Available for Distribution due to the seasonality of the hospitality industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company will provide its shareholders with an annual statement as to its designation of the tax characterization of distributions. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the cost of such items.

          Distributions by the Partnership are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of the Partnership's Cash Available for Distribution, the Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

          Failure of the Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Impact on Real Estate Investment Trust Status

The Company has not requested and does not expect to request, a ruling from the Internal Revenue Service that the Partnership will be classified as a partnership for federal income tax purposes. If the Service were to challenge successfully the tax status of the Partnership as a partnership for federal income tax purposes, the Partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in the Partnership constitutes more than 10% of the Partnership's voting securities and exceeds 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, the imposition of a corporate tax on the Partnership would substantially reduce the amount of cash available for distribution to the Company and its shareholders.

OWNERSHIP LIMITATION

          In order for the Company to maintain its qualification as a REIT, not more than 50% in value of outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership of more than 9.9% of the outstanding shares of any class of the Company's stock by any person (the "Ownership Limitation"). Generally, the capital stock owned by affiliated owners is aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Under the Company's Charter (the "Charter"), the Company is authorized to issue 100,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. At June 30, 1996, there were 24,369,000 shares of Common Stock outstanding and 973,684 shares of Series A Preferred Stock outstanding.

         The following information with respect to the capital stock of the Company is subject to the detailed provisions of the Charter and the Company's Bylaws, as currently in effect. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Charter and Bylaws, which are filed as exhibits to the Registration Statement.

COMMON STOCK

         Subject to the provisions of the Charter described under "Restrictions on Transfer of Capital Stock", the holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders subject to rights of holders of any outstanding series of Preferred Stock. All shares of Common Stock issued will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

         The Transfer Agent for the Common Stock is SunTrust Bank, Atlanta, Georgia. The Common Stock is traded on the Nasdaq Stock Market under the symbol "RFSI." The Company will apply to the Nasdaq Stock Market or any exchange on which the Common Stock may be listed to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED STOCK

         The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in that Prospectus Supplement. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Charter fixing the preferences, limitations and relative rights of a particular series of Preferred Stock.

         GENERAL.    Under the Charter, the Board of Directors of the Company is
authorized, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of Preferred Stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors. As a result, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of Common Stock.

         The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered; (ii) the price at which such series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series; (v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

         The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Stock and, in all cases, will be senior to the Common Stock.

         DIVIDEND RIGHTS. Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

         If the applicable Prospectus Supplement so provides, as long as any shares of Preferred Stock are outstanding, no dividends will be declared or paid or any distributions be made on the Common Stock, other than a dividend payable in Common Stock, unless the accrued dividends on each series of Preferred Stock have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Stock.

         If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with such series of Preferred Stock, all dividends declared upon such series of Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Stock and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of Preferred Stock and such other series bear to each other.

         Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Stock will be entitled to participate in the earnings or assets of the Company.

         RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of Preferred Stock are not paid in full, the holders of Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Stock to participate in the assets of the Company remaining after the holders of other series of Preferred Stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of the Company will be described in the Prospectus Supplement relating to such series.

         REDEMPTION. A series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

         If, after giving notice of redemption to the holders of a series of Preferred Stock, the Company deposits with a designated bank funds sufficient to redeem such Preferred Stock, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Stock.

         Except as indicated in the applicable Prospectus Supplement, the Preferred Stock is not subject to any mandatory redemption at the option of the holder.

         SINKING FUND. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

         CONVERSION AND PREEMPTIVE RIGHTS. The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of Common Stock or another series of Preferred Stock. The Preferred Stock will have no preemptive rights.

         VOTING RIGHTS. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by Tennessee law, a holder of Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of Preferred Stock are entitled to vote.

         Under Tennessee law, the affirmative vote of the holders of a majority of the outstanding shares of all series of Preferred Stock entitled to vote, voting as a separate voting group, or of all outstanding votes of all series of Preferred Stock equally affected, as a voting group, will be required for (i) the authorization of any class of stock ranking prior to or on a parity with Preferred Stock or the increase in the number of authorized shares of any such stock, (ii) any increase in the number of authorized shares of Preferred Stock and (iii) certain amendments to the Charter that may be adverse to the rights of Preferred Stock outstanding.

         TRANSFER AGENT AND REGISTRAR. The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of Preferred Stock have the right to vote on any matter.

         SERIES A PREFERRED STOCK. In February 1996, the Company issued 973,684 shares of Series A Preferred Stock ("Series A Preferred") to a wholly-owned subsidiary of Doubletree Corporation. The Series A Preferred has a par value of $.01 per share and a preference value of $19.00 per share (the "Preference Amount"). Each share of Series A Preferred is entitled to a fixed annual dividend of $1.45 per share payable when, as and if declared by the Board of Directors. Dividends on the Series A Preferred are cumulative. Accumulated but unpaid dividends on the Series A Preferred bear interest at a per annum rate of 7.6%. The Series A Preferred is senior to the Common Stock and any other capital stock of the Company which does not by its terms rank senior to or pari passu with the Series A Preferred with respect to dividends and payments in the event of liquidation, dissolution or winding up of the Company.

         The holders of Series A Preferred are entitled to that number of votes equal to the number of shares of Common Stock into which the Series A Preferred is convertible from time to time, as such number may be adjusted from time to time as described below. Currently, the holder of the Series A Preferred Stock is entitled to one vote per share. The holders of the Series A Preferred will vote together as a group with the holders of the Common Stock on all matters submitted to the Company's shareholders for approval. Any proposed amendment to the Company's Charter which creates a class of Preferred Stock ranking senior to the Series A Preferred requires the approval of the holders of 66-2/3% of the outstanding Series A Preferred.

         Upon liquidation, dissolution or winding up of the Company, the holders of each share of Series A Preferred will be entitled to receive the Preference Amount plus all accrued but unpaid dividends through the date of liquidation, dissolution or winding up. Each share of Series A Preferred may be converted into one share of Common Stock, subject to adjustments for stock splits, stock dividends or similar events, at any time after February 27, 2003. Additionally, at any time after February 27, 2003, the Company may redeem the Series A Preferred for a price per share equal to the Preference Amount, plus all accrued and unpaid dividends to and including the date fixed for redemption, subject to the rights of the holder of Series A Preferred Stock to convert their shares to shares of the Company's Common Stock after notice to the holders thereof and opportunity for conversion. The holders of Series A Preferred Stock are not entitled to any preemptive rights.

         If the Company no longer qualifies as a REIT, the Company must redeem all shares of Series A Preferred Stock held by the current holder for a price per share equal to the greater of (i) the Preference Amount or (ii) the weighted average of the sales prices for the Company's common Stock for all transactions reported on the Nasdaq Stock Market, or other principal exchange on which the Company's Common Stock is then traded, during the ten (10) business days preceding the second business day prior to the date of redemption.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In such event, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

         The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary named in the applicable Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

         The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

         Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

         In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

         The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to the holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

         If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

         After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities, or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

         Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary may abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

         Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby will be entitled to delivery of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the relevant Depositary will deliver to such holder at the same time a new Depositary
Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for the Preferred Stock, except as represented by the Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

         The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

         The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

         The Depositary will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary and that the Company is required to furnish to holders of Preferred Stock.

         Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary in which event the Company will appoint a successor Depositary after delivery of the notice of resignation or removal.

RESTRICTIONS ON OWNERSHIP

         In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable Prospectus Supplement and will be referenced on the applicable Depositary Receipts.

RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of capital stock must be held by a minimum of 100 persons for at least 335 days in each taxable year or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule").

Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of Common Stock (the "Ownership Limitation"). The Board of Directors intends to include in the Articles of Amendment to the Charter with respect to any future series of Preferred Stock restrictions on the acquisition of shares of such series similar to those applicable to Common Stock.

         The Ownership Limitation provides that, subject to certain exceptions specified in the Charter, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of Common Stock. The Board of Directors may, but in no event is required to, waive the Ownership Limitation if evidence satisfactory to the Board of Directors is presented that ownership in excess of such amount will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Company. If shares in excess of the Ownership Limitation, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the shares.

         The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Ownership Limitation would require an amendment to the Charter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         All persons who own, directly or by virtue of the attribution provisions of the Code, 5% or more of the outstanding Common Stock and any shareholder requested by the Company must file an affidavit with the Company containing the information specified in the Charter with respect to their ownership of shares within 30 days after January 1 of each year. In addition, each shareholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

         Any transfer of shares which would prevent the Company from continuing to qualify as a REIT under the Code will be void ab initio to the fullest extent permitted under applicable law and the intended transferee of such shares will be deemed never to have had an interest in such shares. Further, if, in the opinion of the Board of Directors, (i) a transfer of shares would result in any shareholder or group of shareholders acting together owning in excess of the Ownership Limitation or (ii) a proposed transfer of shares may jeopardize the qualification of the Company as a REIT under the Code, the Board of Directors may, in its sole discretion, refuse to allow the shares to be transferred to the proposed transferee. Finally, the Company may, in the discretion of the Board of Directors, redeem any stock held of record by any shareholder in excess of the Ownership Limitation, for a price equal to the lesser of (i) the market price on the date of notice of redemption; (ii) the market price on the date of purchase; or (iii) the maximum price allowed under the applicable provisions of the Tennessee Business Corporation Act.

                              PLAN OF DISTRIBUTION

         The Company may sell Offered Securities in or outside the United States to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

         Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is currently traded on the Nasdaq Stock Market. The Company may elect to list any series of Preferred Stock or Depositary Shares on the Nasdaq Stock Market or on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market marking at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.


                                 LEGAL MATTERS

         The validity of the Offered Securities will be passed upon for the Company by Hunton & Williams.

                                    EXPERTS

         The consolidated financial statements of the Company incorporated by reference in its annual report on Form 10-K for the period ended December 31, 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                                 --------------

                               TABLE OF CONTENTS


                                                         PAGE

                         PROSPECTUS SUPPLEMENT

Available Information......................................S-2
Incorporation of Certain Documents by Reference............S-2
The Company................................................S-3
Risk Factors...............................................S-3
Use of Proceeds............................................S-4
Federal Income Tax Considerations..........................S-5
Underwriting...............................................S-21
Experts....................................................S-22
Legal Matters..............................................S-22

                             PROSPECTUS

Available Information........................................2
Incorporation of Certain Documents by Reference..............2
The Company..................................................3
Use of Proceeds..............................................3
Risk Factors ................................................4
Restrictions on Transfer of Capital Stock....................18
Plan of Distribution.........................................19
Legal Matters................................................20
Experts......................................................20


                                 547,946 SHARES







                           RFS HOTEL INVESTORS, INC.



                                  COMMON STOCK



                         ------------------------------
                              P R O S P E C T U S
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                              J.C. BRADFORD & CO.








                                 MARCH 25, 1998




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